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                      ASPECT TELECOMMUNICATIONS CORPORATION

                                                                   EXHIBIT 11.1

                    STATEMENT REGARDING COMPUTATION OF SHARES
                     USED IN EARNINGS PER SHARE COMPUTATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


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
                                                                             Years Ended December 31,
                                                          ------------------------------------------------------
                                                               1996               1995               1994
                                                           ----------------   ----------------   ----------------
Primary:
    Weighted average common shares
       outstanding during the period                                 43,917             41,314             40,708
    Common share equivalents:
       Dilutive effect of stock options                               3,781              2,378              2,005
                                                           ----------------   ----------------   ----------------

          Total                                                      47,698             43,692             42,713
                                                           ================   ================   ================

    Net income                                                      $37,633            $23,991            $17,573
                                                           ================   ================   ================

Primary earnings per share                                            $0.79              $0.55              $0.41
                                                           ================   ================   ================


Fully Diluted:
    Weighted average common shares
       outstanding during the period                                 43,917             41,314             40,708
    Common share equivalents:
       Dilutive effect of stock options                               4,357              3,231              2,015
       Weighted average shares issuable
          upon assumed conversion of debt                             4,466              5,660              5,660
                                                            ----------------   ----------------   ----------------

          Total                                                      52,740             50,205             48,383
                                                            ================   ================   ================


    Net income                                                      $37,633            $23,991            $17,573
    Interest expense during the period on
       convertible subordinated debentures,
       net of tax                                                     1,460              1,857              1,815
                                                            ----------------   ----------------   ----------------

    Net income adjusted for
       fully diluted calculations                                   $39,093            $25,848            $19,388
                                                            ================   ================   ================

Fully diluted earnings per share                                      $0.74              $0.51              $0.40
                                                            ================   ================   ================
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